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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*

                               IROBOT CORPORATION
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    462726100
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 462726100                   13G                     Page 2 of 15 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     FENWAY PARTNERS, INC. - 13-3763403
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER
                    --0--
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY        1,233,876
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         --0--
   PERSON      -----------------------------------------------------------------
    WITH       8.   SHARED DISPOSITIVE POWER
                    1,233,876
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,233,876
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

CUSIP No. 462726100                   13G                     Page 3 of 15 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     FENWAY PARTNERS II, LLC - 06-1522851
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER
                    --0--
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY        1,233,876
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         --0--
   PERSON      -----------------------------------------------------------------
    WITH       8.   SHARED DISPOSITIVE POWER
                    1,233,876
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,233,876
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

CUSIP No. 462726100                   13G                     Page 4 of 15 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     FPIP TRUST, LLC - 13-3956611
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER
                    --0--
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY        1,233,876
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         --0--
   PERSON      -----------------------------------------------------------------
    WITH       8.   SHARED DISPOSITIVE POWER
                    1,233,876
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,233,876
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

CUSIP No. 462726100                   13G                     Page 5 of 15 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     FPIP, LLC - 13-3956702
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER
                    --0--
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY        1,233,876
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         --0--
   PERSON      -----------------------------------------------------------------
    WITH       8.   SHARED DISPOSITIVE POWER
                    1,233,876
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,233,876
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

CUSIP No. 462726100                   13G                     Page 6 of 15 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     FENWAY PARTNERS CAPITAL FUND II, L.P. - 06-1522850
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER
                    --0--
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY        1,233,876
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         --0--
   PERSON      -----------------------------------------------------------------
    WITH       8.   SHARED DISPOSITIVE POWER
                    1,233,876
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,233,876
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

CUSIP No. 462726100                   13G                     Page 7 of 15 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     ANDREA GEISSER
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER
                    10,000
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY        1,233,876
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         10,000
   PERSON      -----------------------------------------------------------------
    WITH       8.   SHARED DISPOSITIVE POWER
                    1,233,876
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,243,876
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

CUSIP No. 462726100                   13G                     Page 8 of 15 Pages


ITEM 1(A).   NAME OF ISSUER:

             iRobot Corporation

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             63 South Avenue, Burlington, Massachusetts 01803

ITEM 2(A).   NAME OF PERSON FILING:

             This statement is being filed by Fenway Partners, Inc., Fenway Partners II, LLC, FPIP Trust, LLC, FPIP, LLC, Fenway Partners Capital Fund II, L.P. and Andrea Geisser.

             Fenway Partners, Inc. is the managing member of FPIP Trust, LLC and FPIP, LLC. Andrea Geisser is a managing director of Fenway Partners, Inc.

             Fenway Partners II, LLC is the sole general partner of Fenway Partners Capital Fund II, L.P. Andrea Geisser is a managing director of Fenway Partners II, LLC.

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             The address of the principal business office of each of Fenway Partners, Inc., Fenway Partners II, LLC, FPIP Trust, LLC, FPIP, LLC, Fenway Partners Capital Fund II, L.P. and Andrea Geisser is:

             c/o Fenway Partners
             152 West 57th Street
             New York, New York 10019

ITEM 2(C).   CITIZENSHIP:

             Fenway Partners, Inc. -- Delaware
             Fenway Partners II, LLC -- Delaware
             FPIP Trust, LLC -- Delaware
             FPIP, LLC -- Delaware
             Fenway Partners Capital Fund II, L.P. -- Delaware
             Andrea Geisser - United States

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

             Common Stock, par value $0.01 per share (the "Common Stock")

ITEM 2(E).   CUSIP NUMBER:

             462726100

ITEM 3.      Not Applicable.

CUSIP No. 462726100                   13G                     Page 9 of 15 Pages


ITEM 4.      OWNERSHIP.

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             (a)  Amount beneficially owned:

             As of December 31, 2005, FPIP Trust, LLC was the record holder of 4,653 shares of Common Stock (the "FPIP Trust Shares"); FPIP, LLC was the record holder of 3,375 shares of Common Stock (the "FPIP Shares"); Fenway Partners Capital Fund II, L.P. was the record holder of 1,225,848 shares of Common Stock (the "Fenway Capital Fund II Shares"); and Andrea Geisser was the record holder of 10,000 shares of Common Stock (the "Geisser Shares").

             By virtue of their relationship as affiliated entities, whose managing members and general partners have overlapping individual managing directors, as the case may be, each of FPIP Trust, LLC, FPIP, LLC and Fenway Partners Capital Fund II, L.P. may be deemed to beneficially own and share the power to direct the disposition and vote of the FPIP Trust Shares, the FPIP Shares and the Fenway Capital Fund II Shares for an aggregate of 1,233,876 shares (the "Record Shares").

             Each of Fenway Partners, Inc. (as managing member of FPIP Trust, LLC and FPIP, LLC) and Fenway Partners II, LLC (as sole general partner of Fenway Partners Capital Fund II, L.P.) may also be deemed to beneficially own the Record Shares.

             As a managing director of both Fenway Partners, Inc. and Fenway Partners II, LLC, Andrea Geisser may be deemed to beneficially own the Record Shares and the Geisser shares for an aggregate of 1,243,876 shares.

             Each reporting person disclaims beneficial ownership of such shares except to the extent of their pecuniary interest, if any, and this report shall not be deemed an admission that the reporting persons are the beneficial owner of all of the reported shares.

             (b)  Percent of class:

Fenway Partners, Inc.                   5.3%
Fenway Partners II, LLC                 5.3%
FPIP Trust, LLC                         5.3%
FPIP, LLC                               5.3%
Fenway Partners Capital Fund II, L.P.   5.3%
Andrea Geisser                          5.3%

             The foregoing percentages are calculated based on the 23,286,889 shares of Common Stock of iRobot Corporation outstanding as of November 9, 2005 as reported in the issuer's 424(b)(4) Prospectus filed with the SEC on November 9, 2005.

             (c)  Number of shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote:

                       Andrea Geisser 10,000

CUSIP No. 462726100                   13G                    Page 10 of 15 Pages


                       0 shares for each other reporting person

                  (ii) Shared power to vote or to direct the vote:

                       1,233,876 shares for each reporting person

                  (iii) Sole power to dispose or to direct the disposition of:

                       Andrea Geisser 10,000

                       0 shares for each other reporting person

                  (iv) Shared power to dispose or to direct the disposition of:

                       1,233,876 shares for each reporting person

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.

ITEM 10.     CERTIFICATION.

             Not applicable.

CUSIP No. 462726100                   13G                    Page 11 of 15 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2006

                                        FENWAY PARTNERS, INC


                                        By: /s/ Richard C. Dresdale
                                            ------------------------------------
                                        Name: Richard C. Dresdale
                                        Title: President


                                        By: /s/ Andrea Geisser
                                            ------------------------------------
                                        Name: Andrea Geisser
                                        Title: Managing Director


                                        FENWAY PARTNERS II, LLC


                                        By: /s/ Richard C. Dresdale
                                            ------------------------------------
                                        Name: Richard C. Dresdale
                                        Title: President


                                        By: /s/ Andrea Geisser
                                            ------------------------------------
                                        Name: Andrea Geisser
                                        Title: Managing Director


                                        FPIP TRUST, LLC


                                        By: /s/ Richard C. Dresdale
                                            ------------------------------------
                                        Name: Richard C. Dresdale
                                        Title: President


                                        By: /s/ Andrea Geisser
                                            ------------------------------------
                                        Name: Andrea Geisser
                                        Title: Managing Director

CUSIP No. 462726100                   13G                    Page 12 of 15 Pages


                                        FPIP, LLC


                                        By: /s/ Richard C. Dresdale
                                            ------------------------------------
                                        Name: Richard C. Dresdale
                                        Title: President


                                        By: /s/ Andrea Geisser
                                            ------------------------------------
                                        Name: Andrea Geisser
                                        Title: Managing Director


                                        FENWAY PARTNERS CAPITAL FUND II, L.P.


                                        By: /s/ Richard C. Dresdale
                                            ------------------------------------
                                        Name: Richard C. Dresdale
                                        Title: President


                                        By: /s/ Andrea Geisser
                                            ------------------------------------
                                        Name: Andrea Geisser
                                        Title: Managing Director


                                        /s/ Andrea Geisser
                                        ----------------------------------------
                                        Andrea Geisser

CUSIP No. 462726100                   13G                    Page 13 of 15 Pages


                                  EXHIBIT INDEX

Exhibit 1.   Joint Filing Agreement as required by Rule 13d-1(k)(1) under the
             Securities Exchange Act of 1934, as amended.